Exhibit 99.1

Finish Line Announces Stock Split and Cash Dividend

Indianapolis, Indiana – October 21, 2004 – The Finish Line, Inc. (Nasdaq: FINL) announced today that its Board of Directors has declared a two-for-one split of the Company’s Class A and Class B common stock. On November 17, 2004, stockholders will receive one additional share of common stock for each share of common stock they own on the record date of November 5, 2004. The Company expects that its outstanding Class A common stock will begin to trade on a split-adjusted basis on Nasdaq on November 18, 2004. On a split-adjusted basis, the Company will have approximately 42.7 million shares of Class A and 5.7 million shares of Class B outstanding.

Alan Cohen, Chairman of the Board and Chief Executive Officer of The Finish Line, stated, “The Board’s decision recognizes our strong growth record as well as the significant long-term opportunities we believe lie ahead. Further, the Board is committed to actions that can contribute to the total return to our stockholders. We believe this split will enhance liquidity and make our common stock more attractive to a broader range of investors.”

The Company also announced the Board declared today a quarterly cash dividend of $0.05 ($0.025 split-adjusted) per share of Class A and Class B common stock. The quarterly cash dividend will be payable on December 15, 2004, to stockholders of record on December 1, 2004.

The Finish Line, Inc. is one of the nation’s leading athletic specialty retailers offering the best selection of athletic footwear, apparel and accessories for men, women and kids. Finish Line is publicly traded on the NASDAQ National Market under the symbol FINL and currently operates 580 stores in 46 states and online. To learn more about Finish Line, go to www.finishline.com.

Investor Relations:

CONTACT:	Kevin S. Wampler, 317-899-1022, ext. 6914
Executive Vice President - CFO
The Finish Line, Inc., Indianapolis

Media Requests:

CONTACT:	Elise Hasbrook, 317-899-1022, ext. 6827
Corporate Communications Manager
The Finish Line, Inc., Indianapolis